Exhibit 10.4

AGREEMENT on TECHNOLOGY & BUSINESS RIGHT TRANSFER

between

Cardio Vascular Genetic Engineering Inc.

(a Delaware Corporation)

and

Korea Biotechnology Development Co., Ltd.

(a Korean Corporation)

Dated December 15, 2000

< Introduction >

Cardio Vascular Genetic Engineering Inc. desires to form a joint venture business arrangement with Korea Biotechnology Development Co., Ltd. (hereinafter KBDC) for the development and commercialization of its biotechnology in certain areas of Asia.

This agreement confirms the rights and duties of the relating two parties regarding to a technology and business right transfer for the manufacturing and the exclusive marketing territory of the Cardio Vascular Genetic Engineering Inc. and it’s biotechnology products.

The following are the basic terms of the agreement ;

1.	Time and Territory

Cardio Vascular Genetic Engineering Inc. shall transfer all of the biotechnology to KBDC for its product and medical treatment for

(a) Time Frame : 99 years

(b) Territory : all of Korea, China and Taiwan

2.	Limitation

KBDC will assure Cardio Vascular Genetic Engineering Inc. that it will not allow the distribution of any products utilizing the Cardio technology out side of the territory defined in #l-(b).

And KBDC while it shall own the technology agreed to, for the first 20 years life of the licensing agreement, the Phage bio-manufacturing process will be 100% under the operational and management control of Cardio Vascular Genetic Engineering Inc., the USA company or its designate, Phage Biotechnology Corporation USA. If at any time the control of the phage bio-manufacturing process is interfered with by anyone or any entity, the licensing agreement is forfeited by KBDC and of its transferees.

3.	Consideration

In exchange for technology & business right transfer, manufacturing technology and exclusive marketing territory, KBDC, as consideration for the above technology, manufacturing rights and exclusive marketing territory, shall pay the following consideration to Cardio Vascular Genetic Engineering Inc.;

(a) KBDC has arranged investing U$3,500,000 to Cardio Vascular Genetic engineering Inc. in 2000.

(b) KBDC agrees to fund all of the cost of regulatory approval process in Korea for any products of Cardio technology presented by the USA partner.

(c) KBDC agrees to pay a Royalty of 10% of net revenues to Cardio Vascular Genetic Engineering Inc. and will be paid for the life of this agreement.

Agreed

/s/ Mr. Daniel C. Montano	/s/ Mr. Joong-Ki Baik
Mr. Daniel C. Montano	Mr. Joong-Ki Baik
President	President
Cardio Vascular Genetic Engineering Inc.	Korea Biotechnology Development Co., Ltd.

Dated December 15, 2000	Dated December 15, 2000